SCHEDULE 14C
(Rule 14c-101)
INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934
Check the appropriate box:

☑ Preliminary information statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☐ Definitive information statement
Consolidated Capital Institutional Properties/3, LP

(Name of Registrant as Specified in Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $17,500,000, based on the contract price for the property being sold

(5)	Total fee paid: $976.50
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
SUMMARY OF THE TRANSACTION
REASONS FOR THE SALE
THE SALES PROCESS
THE BUYER
THE PROPERTY
ALTERNATIVES CONSIDERED BY THE GENERAL PARTNER
APPROVAL OF THE SALE
PARTNER PROPOSALS
FORWARD-LOOKING STATEMENTS
INTEREST OF CERTAIN PERSONS IN THE SALE
USE OF PROCEEDS
FEDERAL INCOME TAX CONSEQUENCES
NO APPRAISAL RIGHTS
REGULATORY APPROVALS
PLANS AFTER THE SALE
PARTNERSHIP BUSINESS
PARTNERSHIP PROPERTIES
SUMMARY OF THE PURCHASE AND SALE CONTRACT
WHERE YOU CAN FIND MORE INFORMATION
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

INFORMATION STATEMENT
FOR
Consolidated Capital Institutional Properties/3, LP
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Dear Limited Partner:
     We are sending you this information statement to inform you that ConCap Equities, Inc., a Delaware corporation, the general partner (the “General Partner”) of Consolidated Capital Institutional Properties/3, LP, a Delaware limited partnership (the “Partnership”), has agreed to sell the Partnership’s apartment complex known as Sienna Bay, located in Pinellas County, Florida (the “Property”), to DT Group Development, Inc., a California corporation (the “Buyer”), an unaffiliated third party, for $17,500,000. The transaction will involve the assumption by the Buyer of the outstanding principal balance and accrued interest of the loan encumbering the Property in the amount of approximately $10,789,647 (estimated balance as of March 31, 2009).
     The Property is owned by CCIP/3 Sandpiper, LLC, a Delaware limited liability company (the “Operating Company”). The Partnership owns all of the membership interests of the Operating Company.
     Pursuant to the Partnership’s Limited Partnership Agreement (the “Partnership Agreement”), the consent of the General Partner and holders of a majority of the outstanding units of limited partnership interest in the Partnership (“Units”) is required to approve the sale of the Property. As of May 22, 2009, 382,997 Units were issued and outstanding. As of May 22, 2009, Aimco Properties, L.P. and its affiliates owned 239,212, or approximately 62.46%, of the outstanding Units. As more fully described herein, the General Partner and its affiliates holding greater than 50% of the Units have indicated that they will vote all of their 239,212 Units, or approximately 62.46% of the outstanding Units, in favor of the sale of the Property. Accordingly, approval of the sale is assured. We are providing the attached Information Statement in order to notify you of the background and terms of the sale.
     After the sale closes, we estimate that there will be no funds to distribute to the limited partners of the Partnership. This estimate assumes that the sale of the Property is consummated as of March 31, 2009. This is an estimate only, and as explained below, is based upon a number of assumptions.
     This Information Statement contains information about the sale of the Property and the reasons the General Partner has decided that the sale is in the best interests of the Partnership and the limited partners. The General Partner has conflicts of interest in the sale as described in greater detail herein.
WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.
     The date of this information statement is May ___, 2009.
     This information statement is being mailed on or about the date hereof to all holders of Units at the close of business on May ___, 2009.

SUMMARY OF THE TRANSACTION
     The following is a brief summary of certain terms of the Operating Company’s proposed sale of the Property pursuant to the terms of the Purchase and Sale Contract, dated as of May 1, 2009, among the Buyer, the Operating Company, and an affiliate of the General Partner (the “Purchase Agreement”). For a more complete description of the terms of the Purchase Agreement, see “Summary of the Purchase and Sale Contract” in this information statement.

Buyer	DT Group Development, Inc., a California corporation.

Property to Be Sold by the Partnership	Sienna Bay Apartments, located in Pinellas County, Florida, together with all the improvements located on the Property. See “Summary of the Purchase and Sale Contract – The Purchased Assets.”

Additional Property to Be Sold Pursuant to the Purchase Agreement by Affiliates of the Partnership	The Purchase Agreement also provides for the sale to the Buyer by affiliates of the General Partner of the following additional property: Solana Vista Apartments, located in Manatee County, Florida. See “Summary of the Purchase and Sale Contract – The Purchased Assets.”

Purchase Price	$17,500,000, subject to certain adjustments as provided in the Purchase Agreement. The purchase price for the Property is payable as follows: (i) $175,000, which constitutes the Property’s portion of the $425,000 initial deposit (the “Initial Deposit”), was paid by the Buyer to Stewart Title Guaranty Company (the “Escrow Agent”) within two business days following the execution of the Purchase Agreement, (ii) prior to the expiration of the Feasibility Period, which will occur on June 1, 2009, the Buyer is obligated to make an additional deposit of $175,000 to the Escrow Agent (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”), and (iii) the balance of the purchase price is to be paid to the Escrow Agent by wire transfer at the closing. See “Summary of the Purchase and Sale Contract – Purchase Price and Deposit”

Deposit	The Deposit is nonrefundable unless (i) the Buyer exercises its right to terminate the Purchase Agreement because it is unable to assume the existing mortgage loans encumbering the properties, (ii) the Buyer exercises its right to terminate the Purchase Agreement due to certain title exceptions or (iii) the Buyer exercises it right to terminate the Purchase Agreement prior to the expiration of the Feasibility Period, which will occur on June 1, 2009. The applicable share of the Deposit not refunded will be credited against the purchase price at closing. See “Summary of the Purchase and Sale Contract – Purchase Price and Deposit”

Loan Assumption	At the closing, subject to the conditions in the Purchase Agreement, the Buyer will receive a credit against the purchase price of the Property in the amount of the outstanding principal balance and all accrued and unpaid interest (if any) thereon, of the mortgage loans on the Property assumed by the Buyer, which was approximately $10,789,647 as of March 31, 2009. See “Summary of the Purchase and Sale Contract –Assumption of Existing Loans on the Properties.”

Closing	The closing of the Purchase Agreement, including the sale of the Property, is scheduled to occur on July 1, 2009. The closing date is subject to extension at the option of each of the sellers, including the Operating Company, pursuant to the terms of the Purchase Agreement. See “Summary of the Purchase and Sale Contract – Closing.”

Closing Conditions	Each seller’s, including the Operating Company’s, obligation to complete the sale of its respective property is subject to customary conditions, including the applicable lender approval of the loan assumption and release of the applicable seller on the properties (the “Loan Assumption and Release”). The Buyer’s obligation to close the sale of the properties is also subject to certain customary conditions and obtaining all consents necessary to consummate the transactions described in the Purchase Agreement, including any necessary amendments to organizational documents in connection therewith. See “Summary of the Purchase and Sale Contract – Conditions to the Parties’ Obligation to Close.”

Representations and Warranties	The Purchase Agreement contains certain customary representations and warranties by the Buyer and each seller under the Purchase Agreement, including the Operating Company. The sellers’, including the Operating Company’s, representations and warranties survive for a period of nine months after the closing. See “Summary of the Purchase and Sale Contract – Representations and Warranties.”

Covenants	The Purchase Agreement contains customary covenants by each seller, including the Operating Company, under the Purchase Agreement. See “Summary of the Purchase and Sale Contract – Covenants.”

Termination	The Purchase Agreement contains certain customary termination rights on behalf of the Buyer and the sellers, including the Operating Company, which include the failure of certain closing conditions, events of default, and certain other material matters with respect to a property. The Purchase Agreement may only be terminated as to all, but not less than all, of the properties to be sold pursuant to the Purchase Agreement. See “Summary of the Purchase and Sale Contract – Closing,” “— Conditions to the Parties’ Obligation to Close,” “— Default,” and “— Certain Other Termination Rights.”

Damages for Breach of Representations and Warranties	The liability of each seller, including the Operating Company, for a breach of such seller’s representations and warranties is capped at $500,000. Additionally, the Buyer may not bring any claim for breach of a representation or warranty by a seller, including the Operating Company, unless the claim for damages exceeds $5,000 (individually or in the aggregate). See “Summary of the Purchase and Sale Agreement – Representations and Warranties.”

Use of Proceeds	The Operating Company intends to use the gross proceeds from the sale of the Property to pay the outstanding indebtedness, transaction related costs and other liabilities of the Operating Company, including certain indebtedness owed to the General Partner and its affiliates and to make distributions to the Partnership. After the payment by the Partnership of outstanding indebtedness, transaction related costs and other liabilities of the Partnership, the General Partner estimates that no proceeds will be available for distribution to the partners of the Partnership. See “Use of Proceeds” and “Interests of Certain Persons in the Sale.”

Plans After the Sale	Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Operating Company and the Partnership, the Partnership will continue to hold and operate its remaining apartment complexes known as Cedar Rim Apartments, located in New Castle, Washington; Lamplighter Park Apartments, located in Bellevue, Washington; Williamsburg Manor, located in Cary, North Carolina; and Tamarac Village Apartments I, II, III, and IV, located in Denver, Colorado. The General Partner is currently marketing for sale the following properties: Lamplighter Park Apartments, Williamsburg Manor, and Tamarac Village Apartments I, II, III, and IV. Although these properties have been listed for sale, it is unknown if and when these properties may be sold. See “Plans After the Sale,” “Legal Proceedings” and “Federal Income Tax Consequences.”
REASONS FOR THE SALE
     The General Partner has determined that the sale of the Property is in the best interests of the limited partners after considering a number of factors, including the following:
•	Construction of the Property was completed in 1985, and given its age, the Property likely will require substantial capital expenditures in the future, for which existing reserves will not be adequate.

•	Market conditions are currently favorable for selling properties of this type because of the availability of favorable financing terms.

•	Any future economic downturn or increase in interest rates may make it difficult to find a buyer for the Property at as favorable a price in the future.

•	The Operating Company has not made any distributions from operations to the Partnership since 2003.

•	The General Partner’s belief that the Pinellas County, Florida rental market is stagnant, resulting in unchanged rental rates while expenses related to the Property, including maintenance and repair, continue to increase.
     For these reasons and others that were considered by the General Partner in arriving at its decision, the General Partner has approved the sale of the Property and the Purchase Agreement, and, as described more fully below, limited partners affiliated with the General Partner holding a majority of the Units have indicated that they will vote all of their Units in favor of the sale of the Property and the Purchase Agreement.
THE SALES PROCESS
     In February 2009, the sellers, including the Operating Company, hired Marcus & Millichap, a national real estate brokerage firm, to market the properties to be sold pursuant to the Purchase Agreement. The Broker marketed the Property nationally to prospective buyers known to be interested in the acquisition of multifamily housing projects similar to the Property. Approximately 78 offering memorandums were sent to prospective buyers of the Property. The Broker received offers from 12 potential purchasers, including the Buyer. The General Partner evaluated prospective purchasers and offers in terms of price offered, feasibility of the proposed transaction, credibility of the prospective purchaser and ability of the prospective purchaser to close. The General Partner chose to accept the offer by the Buyer described in this information statement based on these criteria. Neither the General Partner nor its affiliates bid on the Property.

     The Operating Company, one related seller and the Buyer executed the Purchase Agreement on May 1, 2009. The purchase price for the Property is $17,500,000.
THE BUYER
     The Buyer, which is not affiliated with the Operating Company or the Partnership or any other seller, agreed to acquire the Property through an arms-length negotiation. The Buyer has an office located at 5353 Cartwright Avenue, Suite 317, North Hollywood, California 91601. The phone number for the Buyer is (502) 495-2151. The Buyer may assign its rights to acquire the Property to its affiliates so long as the Buyer is not released from its liability under the Purchase Agreement and the Buyer provides written notice to the Operating Company of any proposed assignment no later than ten days prior to the closing date. The Buyer and its affiliates are in the business of operating residential rental housing and has informed the General Partner that it or its affiliates plans to operate the Property following the sale. Neither the General Partner nor its affiliates has conducted business with the Buyer or its affiliates since January 1, 2004.
THE PROPERTY
     The Operating Company has owned and operated the Property, a 276-unit apartment complex located in Pinellas County, Florida since November 30, 1994. There is a first mortgage loan on the Property with an unpaid principal balance and accrued interest of approximately $10,789,647 as of March 31, 2009. The loan encumbering the Property will be assumed by the Buyer at the closing, with the principal and accrued interest deducted from the purchase price. The Partnership has other indebtedness of approximately $6,411,792 as of March 31, 2009, including $6,195,254 of indebtedness owed to an affiliate of the General Partner.
ALTERNATIVES CONSIDERED BY THE GENERAL PARTNER
     The General Partner did not explore any other alternatives to selling the Property.
APPROVAL OF THE SALE
     The General Partner approved the sale and determined that it is in the best interests of the Partnership and the limited partners.
     Section 2.01 of the Partnership Agreement permits the General Partner to cause the Partnership to sell all or substantially all of the assets of the Partnership in a single sale, or in multiple sales in the same 12-month period, with the approval of limited partners holding a majority of the then outstanding Units. In addition to the sale of the Property, the General Partner is currently marketing for sale the following properties: Lamplighter Park Apartments, located in Bellevue, Washington; Williamsburg Manor, located in Cary, North Carolina; and Tamarac Village Apartments I, II, III, and IV, located in Denver, Colorado. Although these properties have been listed for sale, it is unknown if and when these properties may be sold.
     As of May 22, 2009, the Partnership had approximately 6,822 limited partners who collectively own 382,997 outstanding limited partnership Units. Each Unit represents approximately .0003% of the outstanding Units. As of May 22, 2009, affiliates of the General Partner owned 239,212 Units, or approximately 62.46% of the outstanding Units. These affiliates of the General Partner have notified the General Partner that they will consent in writing to the sale and the Purchase Agreement.
     Set forth below are all persons and entities known by the Partnership to be a beneficial owner of more than 5% of any class of limited partnership interest in the Partnership as of May 22, 2009.

	Number of
Name and Address	Limited	Percent of
of Beneficial Owner	Partnership Units	Class
Aimco Properties, L.P. (1)	119,557.6	31.22%
4582 S. Ulster St. Parkway Suite 1100 Denver, CO 80237

Aimco IPLP, L.P.	44,867.7	11.71%
55 Beattie Place Greenville, SC 29602

Madison River Properties, LLC	46,747.4	12.21%
55 Beattie Place Greenville, SC 29602

Cooper River Properties, LLC	28,039.3	7.32%
55 Beattie Place Greenville, SC 29602

Total:	239,212	62.46%

(1)	Aimco Properties, L.P. is the operating partnership of Apartment Investment and Management Company (“Aimco”). The general partner of Aimco Properties, L.P. is Aimco-GP, Inc., which is a wholly owned subsidiary of Aimco. Through Aimco-GP, Inc. and Aimco-LP Trust, of which Aimco is the sole beneficiary, Aimco owns approximately 90% of Aimco Properties, L.P. Together, Aimco and Aimco Properties, L.P. directly or indirectly own 100% of Madison River Properties, LLC and Cooper River Properties, LLC.
     Upon the execution of such written consent, the holders of a majority of the Units will approve the sale of the Property and the Purchase Agreement, and, as a result, no vote of any other Unit holder will be necessary to approve the sale or the Purchase Agreement. Accordingly, the Partnership is not soliciting any other votes.
     In addition, the written consent will authorize the Operating Company, in its discretion, to reduce the gross purchase price for the Property up to 10% and make any other amendments to the Purchase Agreement (including, without limitation, the purchaser, the closing date, due diligence duties and closing conditions) which, in the Operating Company’s opinion, are necessary, appropriate or desirable in connection with the sale and that do not materially and adversely affect the Partnership. Such written consent will become effective 20 days after the mailing of this information statement. This information statement will constitute notice to the limited partners of the Partnership with respect to this matter as required by Article XIV of the Partnership Agreement.
PARTNER PROPOSALS
     In accordance with the terms of the Partnership Agreement, the Partnership does not have annual meetings. Thus, there is no deadline for submitting partner proposals as set forth in Rule 14a-5 under the Securities Exchange Act of 1934, as amended. The limited partners may call a special meeting to vote upon matters permitted by the Partnership Agreement with the prior consent of at least 10% of the outstanding Units.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words such as “believes,” “intends,” “expects,” “anticipates” and similar words or phrases. Such statements are based on current expectations and are subject to risks, uncertainties and assumptions. Should any of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Factors that could cause actual results to differ materially from those in our forward-looking statements include the ability of the local general partners to sell the underlying properties on economically advantageous terms, real estate and general economic conditions in the markets in which the properties are located and changes in federal and state tax laws that may create tax disadvantages for certain distributions, some of which may be beyond our control. Given these uncertainties, limited partners are cautioned not to place undue reliance on our forward-looking statements.
INTEREST OF CERTAIN PERSONS IN THE SALE
     The General Partner has interests, some of which are in conflict with the interests of the limited partners, with respect to the sale. A general partner generally is liable for all recourse debts and other liabilities of a partnership when the partnership’s assets are insufficient. A sale of the Property reduces the General Partner’s liability for existing and future Partnership debt and liabilities. As noted above, Aimco, an affiliate of the General Partner, and its affiliates, own 62.46% of the Units and would receive their corresponding share of distributable sales proceeds should a distribution be made. The General Partner does not anticipate a distribution to the Partnership’s limited partners in connection with a sale of the Property. In addition, Aimco and its affiliates own 100% of Solana Vista Apartments, the other property being sold pursuant to the Purchase Agreement.
     In addition, a portion of the proceeds from the sale of the Property, after payment of certain transaction costs, will be used to repay indebtedness of the Partnership owed to the General Partner, including accrued interest thereon, estimated to be $6,195,254 as of March 31, 2009. This amount represents advances to the Partnership from the General Partner.

USE OF PROCEEDS
     We estimate that we will use the gross proceeds from the sale as follows (subject, however, to such reductions in the purchase price and reallocations in the proceeds as determined by the General Partner, in its reasonable discretion, to address objections made by the Buyer to the condition of the Property):

Gross purchase price	$17,500,000
Plus: Cash and cash equivalents	619
Plus: Other partnership assets	523,321
Less: Mortgage debt, including accrued interest	(10,789,647)
Less: Loans from General Partner, including accrued interest	(6,195,254)*
Less: Accounts payable, accrued expenses and other liabilities	(216,538)
Less: Estimated closing costs, including transfer taxes	(472,500)
Less: Reserve for contingencies	(350,000)

TOTAL	None

Net proceeds distributable to all partners	None

*	After this payment, the amount of loans from the General Partner will be $2,071,131 which will be paid from future operating cash or proceeds.
     These estimates assume that the closing of the sale occurred as of March 31, 2009, and are based on information known to the General Partner at this time. These figures will adjust based upon the fact that closing will occur after March 31, 2009. Of course, many factors could cause the actual use of proceeds to vary from these estimates, including delays or unforeseen complications with the closing or contingent liabilities of the Partnership.
FEDERAL INCOME TAX CONSEQUENCES
     The tax consequences to you of a sale of the Property may be significant. The following discussion briefly summarizes the typical material aspects of the federal income tax consequences for the limited partners that should be considered in connection with the sale; however, the tax consequences to you could be materially different for a variety of reasons. The discussion is based on current law, which is subject to change (possibly with retroactive effect), and does not consider state, local and foreign income tax aspects of the sale. For purposes of this tax discussion, references to “I.R.C. Section” are to sections of the Internal Revenue Code of 1986, as amended. THIS DISCUSSION DOES NOT ADDRESS SPECIAL CONSIDERATIONS AND RULES APPLICABLE TO LIMITED PARTNERS THAT ARE TAX-EXEMPT OR FOREIGN ENTITIES.
     THE FOLLOWING DISCUSSION DOES NOT CONSTITUTE TAX ADVICE NOR DOES IT ATTEMPT TO PRESENT ALL ASPECTS OF THE FEDERAL INCOME TAX LAWS (OR ANY ASPECT OF STATE, LOCAL OR FOREIGN TAX LAWS)

RELATED TO THE SALE OF THE PROPERTY. EACH LIMITED PARTNER SHOULD CONSULT AND MUST RELY UPON HIS, HER OR ITS OWN TAX ADVISOR IN ORDER TO UNDERSTAND FULLY THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND ESTATE AND GIFT TAX CONSEQUENCES TO HIM, HER OR IT ARISING FROM THE SALE.
     Tax Consequences if the Property is Sold. For a typical limited partner, the General Partner estimates the Section 1231 gain (as defined below) from the sale of the Property of $17 per Unit.
     The Partnership will recognize gain from the sale of the Property to the extent that the amount the Partnership realizes from that sale exceeds its adjusted basis in the Property. The Partnership’s amount realized from the sale includes the sum of cash it receives from the Buyer plus the fair market value of any property it receives other than money. If the Buyer assumes or takes the Property subject to liabilities, which encumber the Property, the face amount of those liabilities also is included in the Partnership’s amount realized as though the Buyer had made a cash payment to the Partnership in the same amount. Selling expenses of the Partnership, such as brokerage commissions, legal fees, and title costs, reduce the Partnership’s amount realized. Any gain recognized by the Partnership will be allocated to the partners, including the limited partners, in accordance with the Partnership Agreement. The amount of selling expenses is an estimate based on a number of assumptions with respect to closing costs discussed under “Use of Proceeds.”
     Any gain recognized by the Partnership with respect to the sale of the Property generally will constitute gain arising from the sale of property used in the Partnership’s trade or business under I.R.C. Section 1231 (“I.R.C. Section 1231 gain”). Each limited partner will be allocated its share of the Partnership’s I.R.C. Section 1231 gain. In general, if the combination of all I.R.C. Section 1231 gains and losses of a particular limited partner for a taxable year results in a net gain, all of such gains and losses will be characterized as long-term capital gains and losses. If the combination results in a net loss, all of such gains and losses will be characterized as ordinary gains and losses. However, notwithstanding the foregoing, gains from the sale or exchange of I.R.C. Section 1231 property, if any, will be treated as ordinary income to the extent of a limited partner’s unrecaptured net I.R.C. Section 1231 losses for the five most recent years. As a result, all or a portion of any I.R.C. Section 1231 gain, if any, from the sale of the Property allocated to a limited partner may be treated as ordinary income, rather than long-term capital gain, if the limited partner has had net unrecaptured I.R.C. Section 1231 losses in prior years.
     Under I.R.C. Section 1245, gain, if any, recognized by the Partnership from the sale of any of its depreciable or amortizable personal property and certain statutorily designated real property, i.e., “depreciation recapture gain,” is re-characterized as ordinary income and will be allocated to the partners as such. The amount of the Partnership’s depreciation recapture gain equals the amount by which the lower of the (i) amount realized, or (ii) recomputed basis (i.e., the property’s basis plus all amounts allowed or allowable for depreciation) of the transferred property exceeds that property’s adjusted basis. The General Partner does not anticipate that the Partnership will have any Section 1245 gain or loss on the sale.

     Under I.R.C. Section 1250, no portion of the gain recognized by the Partnership upon the disposition of its residential rental real property generally is re-characterized as ordinary income because such property is depreciated using the straight-line method. However, under I.R.C. Section 291(a)(1), a portion of a corporation’s capital gain from the disposition of residential rental real property is re-characterized as ordinary income. The portion that is re-characterized equals 20% of the amount that would have been treated as ordinary income under I.R.C. Section 1245 if the transferred property were I.R.C. Section 1245 property (which generally would be all depreciation deductions previously claimed). Therefore, under I.R.C. Section 291(a)(1), corporate limited partners of the Partnership may recognize ordinary income upon a disposition of the Partnership’s residential rental real property.
     In the case of limited partners of the Partnership that are individuals, estates, or trusts, the application of I.R.C. Section 1250 will not require those taxpayers to recognize gain taxable as ordinary income; however, those limited partners may be allocated Section 1231 gain from the Partnership’s sale of the Property that is taxed as “unrecaptured I.R.C. Section 1250 gain.” Unrecaptured I.R.C. Section 1250 gain generally is equal to the gain on the sale of real property that is attributable to straight-line depreciation. The current maximum federal tax rate applicable to unrecaptured I.R.C. Section 1250 gain currently is 25%.
     In the case of limited partners that are individuals, trusts, or estates, gain from the sale of the Partnership’s property that is not taxed as ordinary income or as unrecaptured I.R.C. Section 1250 gain generally is taxed at a current maximum capital gains tax rate of 15%. Gain from the sale of the Partnership’s property that is allocated to limited partners that are corporations is not subject to preferential capital gains tax rates. As indicated above, the General Partner estimates that the limited partners will be allocated I.R.C. Section 1231 gain of $17 per Unit. The General Partner anticipates this Section 1231 gain will consist of unrecaptured I.R.C. Section 1250 gain of $10 per Unit; provided, that a portion of the Section 1231 gain may be treated as ordinary income if the limited partner has unrecaptured net I.R.C. Section 1231 losses for the five most recent years, as discussed above.
     If a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit, such items may be used to reduce any tax liability that arises with respect to any gain resulting from the sale of the Partnership’s property and allocated to that limited partner. The determination of whether a limited partner possesses suspended tax losses, tax credits, or other items of tax benefit that may reduce any gain resulting from the sale will depend upon each limited partner’s individual circumstances. Limited partners are urged to consult with their tax advisors in this regard.
     Distributions of Cash. A distribution of cash (including a deemed distribution of cash under I.R.C. Section 752 as a result of a reduction in a limited partner’s share of Partnership liabilities) by the Partnership to a limited partner other than in liquidation of a limited partner’s Units will result in taxable gain only to the extent that the distribution (including a deemed cash distribution) exceeds the limited partner’s adjusted tax basis in his, her or its Units and will not result in taxable loss. Generally, any gain recognized by a limited partner arising from such a cash distribution (including a deemed cash distribution) by the Partnership will be treated as capital gain from the sale of a limited partner’s Units.

     As shown under “Use of Proceeds,” there will not be any proceeds available for distribution to the limited partners from the sale of the Property. Accordingly, limited partners will be required to use funds from sources other than the Partnership in order to pay any tax liabilities that may arise as a result of the recognition of gain from the sale of the Property.
     Certain Proposed Tax Changes in the Obama Administration’s Fiscal Year 2010 Budget. Proposals in the Obama Administration’s Fiscal Year 2010 Budget that may be relevant to individual limited partners earning an annual minimum income of $250,000 (married) and $200,000 (single) include the following: (i) a proposed increase in the top individual ordinary income tax rates to 36% and 39.6% from 33% and 35%, effective for tax years beginning after December 31, 2010, (ii) a proposed increase in the income tax rate on capital gains and dividends to 20% from 15% effective for tax years beginning after December 31, 2010; and (iii) a proposed limitation on deductibility of itemized deductions that limits the tax benefit rate resulting from such deductions to 28% effective for tax years beginning after December 31, 2010 (the current limitation on deductibility of itemized deductions is currently scheduled to expire for tax years beginning after December 31, 2009). It is uncertain whether the foregoing proposals will ultimately be enacted, whether such proposals will be modified before enactment, or whether new proposals relevant to limited partners will be enacted in the future. In addition, the foregoing proposals will not apply to a sale of the Property that is consummated in 2009. Limited partners are urged to consult their tax advisors with respect to possible tax law changes.
          IRS Circular 230 Disclosure. To ensure compliance with IRS Circular 230, limited partners are hereby notified that: (i) any discussion of federal tax issues in this Information Statement was not intended or written to be relied upon, and cannot be relied upon by limited partners for the purpose of avoiding penalties that may be imposed on limited partners under the Internal Revenue Code of 1986, as amended; (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed in this Information Statement; and (iii) limited partners should seek tax advice based on their particular circumstances from an independent tax advisor.
NO APPRAISAL RIGHTS
     Limited partners are not entitled to dissenters’ appraisal rights under applicable law or the Partnership Agreement in connection with the sale of the Property.
REGULATORY APPROVALS
     Other than the filing and distribution of this information statement, no regulatory approvals are required for the sale.
PLANS AFTER THE SALE
     Upon the completion of the sale of the Property and after the payment of the transaction related costs and other outstanding obligations of the Operating Company and the Partnership, the Partnership will continue to hold and operate its remaining apartment complexes known as Cedar Rim Apartments, located in New Castle, Washington; Lamplighter Park Apartments,

located in Bellevue, Washington; Williamsburg Manor, located in Cary, North Carolina; and Tamarac Village Apartments I, II, III, and IV, located in Denver, Colorado. The General Partner is currently marketing for sale the following properties: Lamplighter Park Apartments, located in Bellevue, Washington; Williamsburg Manor, located in Cary, North Carolina; and Tamarac Village Apartments I, II, III, and IV, located in Denver, Colorado. Although these properties have been listed for sale, it is unknown if and when these properties may be sold. Potential sales will depend, among other things, on obtaining prices, terms and conditions that are reflective of the General Partner’s view as to the fair market value of the properties. Although the future operating results of the Partnership and future sales price of the properties owned by the Partnership are uncertain, the operating performance of the Partnership’s properties may improve in the future or the private resale market for properties could improve over time, which, in turn, may result in higher property values, making a sale of the Partnership’s properties a more attractive option in the future. Such values, however, are also a function of the interest rate environment at the time. Another significant factor considered by the General Partner is the likely tax consequences of a sale of a property for cash. Such a transaction would likely result in tax liabilities for many limited partners. See also “Federal Income Tax Consequences — Tax Consequences if the Property is Not Sold.”
PARTNERSHIP BUSINESS
     The Partnership is a publicly held limited partnership originally organized under the California Uniform Limited Partnership Act, as amended, on May 23, 1984 and redomesticated in Delaware on October 6, 2008. ConCap Equities, Inc., a Delaware corporation, is the General Partner of the Partnership. The General Partner is a subsidiary of Aimco, a publicly traded real estate investment trust.
     The Partnership’s primary business is to operate and hold real estate properties for investment. The Partnership, through its public offering of Units, sold 383,033 Units aggregating approximately $95,758,000. The General Partner owns a one percent interest in the Partnership. Since its initial offering, the General Partner has not received, nor are the limited partners required to make, additional capital contributions.
     The Partnership originally indirectly acquired 12 income-producing real estate properties or interests therein with the funds obtained from proceeds of its public offering. The Partnership has sold some of its properties, other than the Property, including Park Capitol Apartments in June 2008, Hidden Cove by the Lake Apartments in August 2007, Corporate Center in October 1999, South City Business Center in June 1999, and City Heights Apartments in November 1998. The Partnership continues to indirectly hold, own and operate five properties, one of which is the Property and the others of which are apartment complexes known as Cedar Rim Apartments, located in New Castle, Washington; Lamplighter Park Apartments, located in Bellevue, Washington; Williamsburg Manor, located in Cary, North Carolina; and Tamarac Village Apartments I, II, III, and IV, located in Denver, Colorado.
     The Partnership has no employees. Management and administrative services are performed by the General Partner and by agents retained by the General Partner. An affiliate of the General Partner provides such property management services.

     The General Partner intends to maximize the operating results and, ultimately, the net realizable value of the Partnership’s assets in order to maximize the return for the limited partners. The Partnership evaluates the Property periodically to determine the most appropriate strategy.
     Certain Partnership financial information is incorporated by reference to the audited financial statements for the Partnership’s 2007 and 2008 fiscal years set forth in Part II, Item 7 of the Partnership’s Annual Report on Form 10K for the fiscal year ended December 31, 2008 (the “2008 10K”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2009 and the unaudited financial statements for the three months ended March 31, 2009 filed with the SEC on May 12, 2009 (the First Quarter 10Q”).
     For information on certain pending and ongoing litigation and governmental investigations, please refer to the 2008 10K and the First Quarter 10Q.
PARTNERSHIP PROPERTIES
     The following table sets forth the Partnership’s current investment in real property:

Property	Date of Purchase	Type of Ownership	Use
Cedar Rim Apartments, New Castle, Washington	April 1991	Fee ownership, subject to first mortgage	Apartment — 104 units

Lamplighter Park Apartments, Bellevue, Washington	April 1991	Fee ownership, subject to first and second mortgages	Apartment — 174 units

Tamarac Village Apartments I, II,III, IV, Denver, Colorado	June 1992	Fee ownership, subject to first mortgage	Apartment — 564 Units

Williamsburg Manor Apartments, Cary, North Carolina	November 1994	Fee ownership, subject to first mortgage	Apartment — 183 Units

Sienna Bay Apartments, St. Petersburg, Florida (1)	November 1994	Fee ownership, subject to first mortgage	Apartment — 276 units

(1)	Property is held directly by the Operating Company
SUMMARY OF THE PURCHASE AND SALE CONTRACT
     The following summarizes the material terms and conditions of the Purchase Agreement. Nothing in this Information Statement is intended to modify the terms of the Purchase Agreement.

The Purchased Assets
     The Operating Company has agreed to sell all of the Operating Company’s interest in and to the Property, together with all the improvements located on the Property. Subject to the Buyer’s right to elect to exclude certain items pursuant to the terms and conditions of the Purchase Agreement, the Buyer has agreed to assume the Operating Company’s liabilities and obligations under the Property’s contracts, equipment leases, purchase orders, maintenance, service and utility contracts (to the extent assignable) and the Property’s tenant leases after the closing.
     The other property being sold pursuant to the Purchase Agreement by an affiliate of the Partnership is as follows:

Property	Buyer	Seller	Price
Solana Vista	DT Group	Fisherman’s Landing	$11,000,000
Apartments	Development, Inc.	Apartments Limited Partnership
     Aimco, an affiliate of the General Partner, through Aimco’s affiliates, has different ownership interests in each of the properties being sold to the Buyer pursuant to the Purchase Agreement. Aimco’s total ownership interest in the Property is approximately 62.83% (61.83% as to the Partnership’s limited partnership units). In addition, Aimco’s total ownership interest in Solana Vista Apartments is 100%. For purposes of allocating the aggregate purchase price being paid by the Buyer for both properties as between the two properties, Aimco is relying on the Buyer’s allocations, which Aimco has not influenced and which Aimco and the General Partner believe to reflect fair market value. The purchase price allocations, including that allocated to the Property, may be changed by the Buyer before closing, based on third-party appraisals obtained by the Buyer or the Buyer’s lenders or as a result of further negotiations of the aggregate purchase price to be paid by the Buyer for the two properties.
Purchase Price and Deposit
     The purchase price for the Property is $17,500,000, payable as follows: (i) $175,000, which constitutes the Property’s portion of the $425,000 Initial Deposit was paid by the Buyer within two days following the execution of the Purchase Agreement, to be held in escrow until the closing, (ii) prior to the expiration of the Feasibility Period, which will occur on June 1, 2009, the Buyer is obligated to pay the $175,000 Additional Deposit, and (iii) the balance of the purchase price is to be paid at the closing. The Deposit is nonrefundable unless (i) the Buyer exercises its right to terminate the Purchase Agreement because it is unable to assume the existing mortgage loans encumbering the properties, (ii) the Buyer exercises its right to terminate the Purchase Agreement due to certain title exceptions or (iii) the Buyer exercises it right to terminate the Purchase Agreement prior to the expiration of the Feasibility Period, which will occur on June 1, 2009. The applicable share of the Deposit not refunded will be credited against the purchase price at closing. At the closing, subject to the conditions in the Purchase Agreement, the Buyer will receive a credit against the purchase price of the Property in the amount of the outstanding principal balance and all accrued and unpaid interest (if any) thereon, of the mortgage loans on the Property assumed by the Buyer.

     The Buyer is entitled to receive a credit at the closing in the amount of the received but unapplied balance of all security, damage or other refundable deposits required to be paid by tenants under the leases, plus interest thereon as may be required by the applicable lease or state law. In addition, to the extent the sellers, including the Operating Company, have received any payments from tenants for operating expenses, taxes, utilities, retroactive rental escalations, or other charges payable by tenants under the leases allocable to periods after the closing, the Buyer will receive a credit for such amounts at the closing. These credits are available with respect to each of the properties, including the Property, on a property-by-property basis.
Assumption of the Existing Loans on the Properties
     The existing loan from New York Life Insurance Company, in the original principal amount of $11,000,000, will be assumed by the Buyer upon the closing of the sale of the Property. The balance due on the loan is $10,789,647 (principal and accrued but unpaid interest) as of March 31, 2009. The fees, costs, and penalties incurred in connection with this pay off will be paid by the Buyer. If the Buyer complies in all material respects with its obligations under the Purchase Agreement and the mortgage documents and has used its commercially reasonable efforts to obtain the Loan Assumption and Release and the Buyer is unable to obtain the Loan Assumption and Release within 45 days following the Effective Date, the Buyer has the right to terminate the Purchase Agreement with respect to both properties, and the Deposit shall be returned to the Buyer.
Feasibility Period
     From the date of the execution of the Purchase Agreement to and including June 1, 2009 (the “Feasibility Period”), the Buyer and its consultants have the right to enter the Property to, among other things, conduct customary studies, tests, examinations, inquiries, inspections and investigations concerning the Property, to review documents and records related to the Property and otherwise confirm any and all matters which the Buyer may reasonably desire to confirm with respect to the Property. The Buyer has indemnified the Operating Company from and against any and all claims, damages, costs and liabilities arising from or related to the Buyer’s or its consultants’ entry onto the Property and their inspections and investigations.
     The Buyer has the right to terminate the Purchase Agreement by giving written notice to that effect to the Operating Company on or before the expiration of the Feasibility Period. If the Buyer provides such notice, the Purchase Agreement will terminate and be of no further force and effect, and the Initial Deposit will be returned to the Buyer (subject to the return by the Buyer of any documents or information provided by the Partnership with respect to the Property). If the Buyer fails to provide the Operating Company with written notice of termination prior to the expiration of the Feasibility Period, the Buyer’s right to terminate during the Feasibility Period will be waived permanently, the Purchase Agreement will remain in full force and effect and the Deposit will be non-refundable except in the event of a default by the sellers as described below.

Pre-Closing Deliveries and Obligations
     The Purchase Agreement requires the Operating Company to deliver certain documents relating to the Property to the Buyer, including a rent roll with all pertinent information relating to the tenants and leases. The sellers, including the Operating Company, are responsible for payment of one half of the premiums for the title insurance policy with respect to each of the properties to be sold. The Buyer is responsible for one-half of the premiums for the title policy for each of the properties, all other costs related to the procurement of the title policy and any requested endorsements with respect to each of the properties to be sold and for the cost of a current survey or any update to the survey.
     The Buyer has the right to give written notice to the sellers, including the Operating Company, of any objection the Buyer has to any matter identified in the updated title documents (other than those identified as “Permitted Exceptions” in the Purchase Agreement) within five days of receiving the updated title documents.
     On or before the expiration of the Feasibility Period, the Buyer has the right to deliver written notice to the Operating Company identifying any contract relating to the ownership, maintenance, construction, repair or operation of the Property that the Buyer wishes to terminate at closing. If any such contract cannot, by its terms, be terminated, the Buyer agreed to assume such contract. Any contract not identified by the Buyer in such notice will be assumed by the Buyer. The Buyer is responsible for any penalties or fees associated with the termination of any contracts it wishes to have terminated. The Buyer is responsible for obtaining any necessary consents with respect to any contracts it assumes, and has indemnified the Operating Company from and against any and all claims, damages, costs and liabilities arising from or related to the Buyer’s failure to obtain any such consent.
Closing
     The sale of the Property is scheduled to occur on July 1, 2009. Any seller, including the Operating Company, has the option, by delivering written notice to the Buyer, of extending the closing to July 31, 2009. If the Buyer exercises it right to extend the time period to obtain the approval of the Loan Assumption and Release, the closing will automatically be extended to the earlier of (i) 15 days after receipt of the approval of the Loan Assumption and Release and (ii) July 15, 2009. The Buyer also has a one-time right to extend the closing by 30 days, provided that the Buyer delivers to the Escrow Agent an additional deposit of $100,000.
Closing Prorations and Post Closing Adjustments
     All normal and customarily proratable items will be prorated as of the closing date.
     Unless otherwise provided in the Purchase Agreement, each seller, including the Operating Company, is entitled to receive all income, and is liable for all expenses, relating to the operation of its property for the period prior to the closing date, and the Buyer is entitled to receive all income, and is liable for all expenses, for the period commencing on the closing date for the properties. Any seller, including the Operating Company, or the Buyer, may request an adjustment of any pro rated item (with the exception of real property taxes, which will be final and not subject to readjustment), provided that no party has any obligation to make any adjustment after the expiration of 60 days after the closing, and unless the adjustment exceeds $5,000 (individually or in the aggregate) with respect to the Property.
Representations and Warranties
     The Purchase Agreement contains certain customary representations and warranties by each seller under the Purchase Agreement, including the Operating Company. These representations and warranties include representations and warranties regarding existence and qualification; authority; non-contravention of existing contracts; validity and enforceability of the Purchase Agreement; possessory interest in the Property; “non-foreign person” status; litigation; governmental violations; material defaults under property contracts; and accuracy of the Property’s rent roll. The Operating Company’s representations and warranties survive for a period of nine months after the closing. Except for the Operating Company’s specific representations, the Property is expressly being sold and purchased “as is,” “where is,” and “with all faults.” The Operating Company’s liability for any breach of a representation or warranty by the Operating Company is capped at $500,000. The liability of the other sellers under the Purchase Agreement is similarly capped. Additionally, the Buyer agreed not to bring any claim for breach of a representation by the Operating Company unless the claim for damages exceeds $5,000 (individually or in the aggregate).
     The Purchase Agreement also contains certain customary representations and warranties by the Buyer.
Covenants
     Each seller under the Purchase Agreement, including the Operating Company, has agreed that it will continue to operate the properties in the ordinary course of business. Each seller under the Purchase Agreement, including the Operating Company, has also agreed to certain additional covenants which may affect the operation of the properties prior to closing, including restrictions on entering into new property contracts and leases, a commitment to provide the Buyer with an updated rent roll at the closing, restrictions on making material alterations to the Property or removing any material fixtures or tangible personal property, and restrictions on the creation of liens and encumbrances.
Conditions to the Parties’ Obligation to Close
     Sellers’ Conditions to Closing
     Each seller’s, including the Operating Company’s, obligation to complete the sale of the Property is subject to certain customary conditions. Such conditions include, among other things, the following:
•	Receipt by each seller of all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated by the Purchase Agreement;

•	The absence of any pending, or to the knowledge of the Buyer or each seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare any covenants of the Buyer to be illegal, void or nonbinding; and

•	The consummation of the Loan Assumption and Release.
     If the conditions to closing fail with respect to a property, then the sellers may elect to either waive such condition or terminate the Purchase Agreement in its entirety. In such instance, the Deposit may or may not be returned to the Buyer, depending on the circumstances surrounding the failure of the specific condition.
Buyer’s Conditions to Closing
     The Buyer’s obligation to complete the sale of the properties, is also subject to certain customary conditions. Such conditions include, among other things, the following:
•	Neither the Operating Company nor the General Partner can be a debtor in any bankruptcy proceeding or have been a debtor in any bankruptcy proceeding in the last six months;

•	The absence of any pending, or to the knowledge of the Buyer or each seller, any litigation or threatened litigation which, if determined adversely, would restrain the consummation of the transactions contemplated by the Purchase Agreement or declare any covenants of the sellers to be illegal, void or nonbinding; and

•	The commitment of the title insurer to issue the title policy with respect to each of the properties to be sold.
     If such conditions fail, then, subject to the terms of the Purchase Agreement, the Buyer has the option of either waiving such condition or terminating the Purchase Agreement. In such instance, depending on the circumstances surrounding the failure of the specific condition, the Deposit may be returned to the Buyer and the Buyer may seek damages constituting its expenses, not to exceed $50,000.
Default
     If the Buyer defaults in its other obligations under the Purchase Agreement and does not cure the same within the cure period, if any, provided therein, then the Purchase Agreement will be automatically terminated and the Buyer will forfeit the Deposit, and each seller will retain its share thereof. Each seller, including Operating Company has waived the remedies of specific performance and additional damages from the Buyer (other than with respect to certain indemnification obligations on the part of the Buyer as set forth in the Purchase Agreement).
     If a seller, including the Operating Company, defaults in its obligations under the Purchase Agreement and does not cure the same within the cure period provided therein, then the Buyer may either seek specific performance of such seller’s obligations under the Purchase Agreement (but not damages), subject to certain conditions, or terminate the Purchase Agreement in its entirety. If the Buyer elects to terminate the Purchase Agreement, the Deposit is to be returned to the Buyer, subject to the Buyer’s obligation to return the due diligence materials provided to the Buyer. Additionally, if the Buyer elects to terminate the Purchase Agreement, the Buyer may recover (as its sole recoverable damages) direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in an amount not to exceed $50,000 per property.
Certain other Termination Rights
     The Buyer has the right to terminate the Purchase Agreement in its entirety upon major property damage to the properties (cost of repairs exceed $1,700,000 with respect to the Property and $1,100,000 with respect to the other property) or condemnation of a material portion of any of the properties. In the event the Buyer elects not to terminate the Purchase Agreement, the Buyer will receive either (i) all insurance proceeds pertaining to any such damage (or the proceeds of any condemnation award) and a credit against the purchase price in the amount of any deductible payable by the applicable seller in connection therewith or (ii) the full purchase price less a credit to the Buyer in the amount necessary to repair the damage (less any amounts which may already have been spent by the Operating Company to repair the damage).
Expenses and Closing Costs
     The Buyer is responsible for paying any assumption fees in connection with the mortgage assumption, transfer, sales, use, gross receipts or similar taxes, the cost of recording any instruments necessary to discharge any liens against the properties, including the Property, any premiums or fees required to be paid by the Buyer for the title policy as described above, and one-half of the customary closing costs of the Escrow Agent. Each seller, including the Operating Company, will pay the fees required by the sellers for the title policy with respect to its respective property as described above, the documentary stamp taxes due in connection with the transfer of the seller’s property and the recording of the deed, and its pro rata portion of the other one-half of the closings costs of the Escrow Agent.
     In addition, the sellers agreed to pay any fees, commissions, and expenses due and owing to the Broker pursuant to a separate agreement.
WHERE YOU CAN FIND MORE INFORMATION
     We are subject to the informational requirements of the Exchange Act and are required to file annual and quarterly reports, proxy statements and other information with the SEC. You can inspect and copy reports and other information filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC also maintains an Internet site at http:\\www.sec.gov that contains reports, proxy and information statements regarding issuers, including us, that file electronically with the SEC.
     You should only rely on the information provided in this information statement or any supplement. We have not authorized anyone else to provide you with information. You should not assume that the information in this information statement or any supplement is accurate as of any date other than the date on the front of this information statement or the supplement.

     All documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act from the date of this information statement will also be deemed to be incorporated herein by reference and will automatically update information in this information statement.
     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:
c/o THE ALTMAN GROUP, INC.
1200 Wall Street
3rd Floor
Lyndhurst, NJ 07071
Telephone: (800) 217-9608
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
     Only one information statement is being delivered to multiple limited partners sharing an address unless the Partnership has received contrary instructions from one or more of the limited partners.
     The Partnership will undertake to deliver promptly upon written or oral request a separate copy of this information statement to a limited partner at a shared address to which the Partnership delivered a single copy of the information statement. If a limited partner wishes to notify the Partnership that he or she wishes to receive a separate copy of this information statement, the limited partner may contact the Partnership as follows:

By mail:	c/o THE ALTMAN GROUP, INC. 1200 Wall Street 3rd Floor Lyndhurst, NJ 07071
By telephone:       (800) 217-9608
By facsimile:        (201) 460-0050
     A limited partner may also use the above telephone number, facsimile number or mailing address to notify the Partnership that limited partners sharing an address request delivery of a single copy of this information statement if they are receiving multiple copies of information statements.